UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported:  January 22, 2015):  January 29, 2015

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2015, Cyberonics, Inc. (“Company”) entered into a new Employment Agreement (“Agreement”) with Daniel J. Moore, its Chief Executive Officer and President.  The Agreement, which replaces his March 2011 employment agreement, as amended, expires, unless sooner terminated as described below, at 12:01 a.m. on February 1, 2017.  In the event of a “Change of Control,” as defined in the Agreement, the term of the Agreement will end no sooner than two years following the Change of Control.

The Agreement provides for:

•	payment of an annual base salary of $638,000, subject to adjustments as determined by the Compensation Committee of the Company’s Board of Directors (“Board”),

•
eligibility for an annual bonus (with a target bonus of 100% of Mr. Moore’s annual base salary), including potential overachievement or underachievement of the target bonus amount as determined by the Compensation Committee, and

•	general welfare benefits.

Both the Company and Mr. Moore have the right to terminate the Agreement at will.  If the Company terminates the Agreement other than for “Cause,” as described below, or if Mr. Moore terminates the Agreement for a “Good Reason,” also as described below, then the Company must provide the following severance benefits (“Severance Benefits”) to Mr. Moore:

•	a cash payment equal to two times the sum of Mr. Moore’s annual base salary and his average annual bonus amount for the past two fiscal years;

•	accelerated vesting of Mr. Moore’s stock options and time-based vesting restricted stock as would otherwise have vested if he had remained employed with the Company for an additional 12 months;

•
if Mr. Moore enters into a consulting agreement substantially similar to the form of agreement attached to the Agreement, any performance-based restricted stock will continue to vest according to the performance objectives set forth in the award agreement; and

•
payment of the full cost of premiums to continue medical and dental coverage under the Company’s medical and dental insurance programs pursuant to COBRA for a period of 18 months and payment of the cost of premiums for substantially identical healthcare coverage for an additional six months.

Receipt of the foregoing benefits is contingent on and subject to Mr. Moore’s (i) avoidance of conduct that did or could have, if known, resulted in his termination for Cause; and (ii) adherence to the terms of confidentiality, non-competition, and non-solicitation covenants for a period of two years following termination of employment.

“Cause” for the Company’s early termination of the Agreement includes, generally, Mr. Moore’s (i) material breach of the Agreement, (ii) willful conduct that is materially injurious to the Company’s reputation, financial condition, or business relationships, (iii) willful failure to comply with a lawful directive of the Board, (iv) failure to comply with the Company’s written policies or procedures, (v) fraud, dishonesty, or misappropriation of the Company’s assets, business, customers, suppliers, or employees, (vi) conviction of, or plea of guilty or nolo contendere to, a felony, or (vii) continued failure or refusal to perform satisfactorily, or gross neglect of, the executive officer’s duties.

“Good Reason” for Mr. Moore’s early termination of the Agreement includes, generally, (i) a material diminution of his base salary or target annual bonus amount, (ii) a material diminution of his authority, duties, or responsibilities, (iii) a material diminution of the budget over which he retains authority, or (iv) the Company’s material breach of the Agreement, including (a) any amendment, modification, or repeal of any provision of the Company’s Certificate of Incorporation or Bylaws as such documents exist on the effective date of the Agreement and (b) the Company’s failure to obtain a satisfactory agreement in writing from any successor of the Company that requires the successor to assume and agree to perform the Company’s obligations under the Agreement.

In the event of a Change of Control,

•	all unvested stock options vest immediately, and

•	the remaining forfeiture restrictions lapse immediately on all shares of Mr. Moore’s restricted stock.

If, within two years following a Change of Control, the Company terminates the Agreement other than for Cause, or if Mr. Moore terminates the Agreement for a Good Reason, then the Company must provide the Severance Benefits to Mr. Moore.

If the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the securities laws, Mr. Moore agrees to disgorge all incentive-based compensation received during the three years preceding the accounting restatement, to the extent that such compensation was based on erroneous data, in excess of what would have been paid to him under the accounting restatement.

The foregoing description of the Agreement is a summary, is not complete, and is qualified in its entirety by reference to the actual Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1†	Employment Agreement with Daniel J. Moore effective January 22, 2015

† Management contract or compensatory plan or arrangement filed pursuant to Item 601(b)(10)(iii) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By: /s/ David S. Wise
Name: David S. Wise
Title: Secretary
January 29, 2015